Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Adam C. Derbyshire	Mike Freeman
Vice President and Chief Financial Officer 919-862-1000	Director, Investor Relations and Corporate Communications 919-862-1000

SALIX PHARMACEUTICALS REPORTS SECOND

QUARTER 2003 RESULTS

- Second Quarter Product Revenues Up 76% -

RALEIGH, NC, July 29, 2003—Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced financial and operating results for the second quarter 2003 ended June 30, 2003.

Financial highlights include:

•	Second quarter COLAZAL sales of $12.9 million represent a 76% increase over 2Q02 sales; and

•	Six month COLAZAL sales of $24.5 million represent an 80% increase over 1H02.

Operations highlights include:

•	COLAZAL achieved all-time high sales performance and market share;

•	New prescriptions surpassed the 10.0% market share level;

•	Total prescriptions reached the 9.5% market share level;

•	COLAZAL gained formulary status on a major national health care maintenance network; and

•	Rifaximin Phase III study completed.

Sales of COLAZAL® generated product revenue of $12.9 million for the second quarter of 2003 compared to $7.3 million for the second quarter of 2002. This represents an increase of 76% over the prior year period. Sales of COLAZAL were $24.5 million for the first six months of

2003, an increase of 80% compared to $13.5 million in sales for the first six months of 2002. Product revenues were derived from sales of COLAZAL® (balsalazide disodium) Capsules 750 mg, the Company’s first-line therapy for the treatment of mildly to moderately active ulcerative colitis. Cost of sales was $3.1 million for the second quarter of 2003 and $5.8 million for the first six months of 2003. Gross margin on product revenue was 76.3% and 76.1%, respectively, for the second quarter and first six months of 2003.

Research and development expenses, primarily related to ongoing clinical studies and development work on Rifaximin and the Granulated Mesalamine product, were $6.5 million for the second quarter of 2003, compared to $3.5 million for the prior year period. Research and development expenses totaled $11.6 million for the first six months of 2003, compared to $6.0 million for the first six months of 2002. Selling, general and administrative expenses, driven by COLAZAL marketing initiatives and Rifaximin market research and market development activities, were $9.4 million and $19.0 million for the second quarter and first six months of 2003, respectively, compared to $7.5 million and $14.4 million for the corresponding periods of 2002.

The Company reported a GAAP net loss of $7.0 million, or $0.33 per share, for the second quarter of 2003. On a pro forma basis, before expense of approximately $1.7 million related to the Axcan hostile tender offer, the Company reported a net loss of $5.3 million, or $0.25 per share, for the second quarter of 2003. We believe the presentation of this non-GAAP loss and loss per share information provides useful information to investors because it eliminates certain expenses unrelated to our operations and because it provides similar information for period-to-period comparisons.

Cash, cash equivalents and investments were $42.7 million on June 30, 2003.

Commenting on the second quarter and anticipated future performance of the Company, Adam Derbyshire, Senior Vice President, Finance and Administration, and Chief Financial Officer, stated, “We are pleased with the continued growth of our COLAZAL business. Prescription data for 2002 and 2003 reveal that COLAZAL is the fastest-growing drug of its kind in the marketplace. Based upon information currently available, we continue to estimate net COLAZAL sales will be approximately $53 million in 2003 and $70 to $73 million in 2004.

“Our infrastructure is essentially in place and consequently, we expect operating expenses, excluding cost of goods, through 2004 to be in line with the level of such expenses for the first six months of 2003, with allowance for single-digit growth. Based upon this factor and guidance for net COLAZAL sales for 2004, we expect to become profitable in the second half of 2004 excluding any revenue effects of Rifaximin. We further believe that we will be profitable for the year ending December 31, 2004 if Rifaximin is approved and launched in 2004 as expected. With respect to earnings, based upon information currently available, we continue to estimate that the net loss for 2003 will be approximately $1.10 per share, excluding approximately $1.7 million of non-operating expenses related to the Axcan hostile tender offer and proxy contest.”

Carolyn Logan, President and Chief Executive Officer, commented, “COLAZAL achieved all-time high sales performance and market share during the second quarter of 2003. New prescriptions surpassed the 10.0 percent market share level for the first time during April and total prescriptions reached the 9.5 percent level at the end of June. During the second quarter of 2003, approximately 70,300 prescriptions were written, compared to 46,900 written during the second quarter of 2002 – an increase of 50% year-over-year. We firmly believe that COLAZAL, our first marketed product, represents a significant step forward in the treatment of ulcerative colitis. Our success in the marketplace reflects COLAZAL’s growing acceptance among gastroenterologists and other prescribing physicians as well as the unwavering dedication of our sales and marketing teams as they strive to meet the needs of our customers. The ability of our National Accounts team in establishing COLAZAL’s presence in the managed health care marketplace also serves a key role in our success. We were pleased to report in June that COLAZAL gained formulary status on a major national health care maintenance network that provides prescription drug coverage for more than eight million lives and access to nearly 450,000 physicians.

“During the quarter we continued our efforts to complete the amendment for the travelers’ diarrhea application and to explore and develop additional potential clinical uses for Rifaximin,

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our broad-spectrum, gastrointestinal-specific, oral antibiotic. Patient enrollment in our Phase III study was completed in May. Two drug interaction studies have been completed and final study reports are due in September. Based upon information currently available, we remain on schedule to submit the amendment in or prior to November 2003. Progress also continued over the past three months in the exploratory development of Rifaximin as a treatment for a broad range of other gastrointestinal bacterial infections. The Crohn’s disease trial was concluded in May. Patients continue to be enrolled in the pouchitis trial that was initiated in May. We anticipate initiating a trial in Clostridium difficile-associated diarrhea later this year. There is a high level of interest regarding the clinical profile of Rifaximin within the infectious disease community. In response to this interest, Salix is funding two independent research studies of Rifaximin – one study involves the treatment of small bowel overgrowth/irritable bowel syndrome and one involves the prophylaxis of travelers’ diarrhea. Each of these trials have been initiated.

“We also are moving forward with the development of our Granulated Mesalamine product. A meeting with the FDA has been scheduled in August to review our development plan for the product. In the fourth quarter of this year, we intend to file an IND and initiate clinical trials that will assess potential doses and dose regimens to be used in future clinical trials. If we succeed in obtaining marketing approval, we believe that the Granulated Mesalamine product’s unique prolonged release mechanism may allow us to develop and offer a treatment for ulcerative colitis that utilizes a dosing regimen that represents significant improvements over current therapies.

“Salix has made tremendous progress in building a thriving specialty pharmaceutical franchise. The competence and dedication of our employees have been critical factors in our success. I would like to publicly thank each member of our staff for maintaining their focus on continuing to increase COLAZAL market share and to accelerate the development of Rifaximin during the second quarter of 2003.”

The Company will host a conference call at 9:00 a.m. ET, on July 29, 2003 to discuss the subjects of this press release. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. The web cast will be archived on the Company’s web site through August 4.

The telephone numbers to access the conference call are (800) 310-7032 (U.S. and Canada) or (719) 457-294 (international.) The access code for the call is 482614. A replay of the call will be available from 12:00 noon, ET, July 29, through August 4. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international). The access code for the call is 482614.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 84-member gastroenterology specialty sales and marketing team. Salix’s first marketed product is COLAZAL®, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix’s next product candidate is Rifaximin, currently in development for the potential treatment of infections of the gastrointestinal tract. The Company submitted an NDA for Rifaximin for the treatment of travelers’ diarrhea to the FDA on December 26, 2001. The Company received an approvable letter from the FDA on October 25, 2002 and is currently working with the FDA to complete the approval process. In July 2002, Salix acquired exclusive U.S. development and marketing rights to a Granulated Mesalamine product. The Company intends to complete the development work required to secure regulatory approval for the product in the U.S. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Table follows

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statement of Operations

Unaudited

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2003 (unaudited)	June 30, 2002 (unaudited)	June 30, 2003 (unaudited)	June 30, 2002 (unaudited)
Revenues:
Product revenue	$12,933	$7,337	$24,454	$13,548
Revenue from collaborative agreements	—	—	—	—

Total revenues	12,933	7,337	24,454	13,548

Operating Expenses:
Cost of products sold	3,070	1,797	5,834	3,363
License fees and costs related to collaborative agreements	31	31	63	63
Research and development	6,459	3,532	11,609	6,016
Selling, general and administrative	9,357	7,458	18,976	14,436

Total costs and expenses	18,917	12,818	36,482	23,878

Loss from operations	(5,984)	(5,481)	(12,028)	(10,330)
Interest and other income/(expense), net	(1,019)	267	(447)	392
Income tax	—	—	—	—

Net loss	$(7,003)	$(5,214)	$(12,475)	$(9,938)

Net loss per share	$(0.33)	$(0.24)	$(0.58)	$(0.51)

Weighted average shares outstanding	21,476	21,334	21,426	19,624

Salix Pharmaceuticals, Ltd.

Reconciliation of GAAP Amounts to Adjusted Amounts

Unaudited

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2003 (unaudited)	June 30, 2002 (unaudited)	June 30, 2003 (unaudited)	June 30, 2002 (unaudited)
GAAP Net loss	$(7,003)	$(5,214)	$(12,475)	$(9,938)
Adjustment Items:
Expenses related to hostile tender offer and related proxy contest by Axcan Pharma, Inc.	1,654	—	1,654	—

Net loss, as adjusted	$(5,349)	$(5,214)	$(10,821)	$(9,938)

GAAP Net loss per share	$(0.33)	$(0.24)	$(0.58)	$(0.51)
Adjustment Items:
Expenses related to hostile tender offer and related proxy contest by Axcan Pharma, Inc.	0.08	—	0.08	—

Net loss per share, as adjusted	$(0.25)	$(0.24)	$(0.50)	$(0.51)

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30 2003 (unaudited)	December 31, 2002 (audited)
Assets
Cash, cash equivalents and investments	$42,712	$55,748
Accounts receivable, net	8,404	5,980
Inventory, net	10,764	10,210
Other assets	2,854	3,364

Total Assets	$64,734	$75,302

Liabilities & Stockholders’ Equity
Accounts payable and other current liabilities	$12,475	$11,705
Deferred revenue	3,301	3,208

Total current liabilities	15,776	14,913
Common stock	22	21
Additional paid-in-capital	132,436	131,300
Other comprehensive loss	(399)	(306)
Accumulated deficit	(83,101)	(70,626)

Total stockholders’ equity	48,958	60,389

Total Liabilities & Stockholders’ Equity	$64,734	$75,302

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.